Exhibit 10.1
RESTATED
EMPLOYMENT AGREEMENT
This Restated Employment Agreement is entered into as of the 23rd day of September, 2009 (the “Effective Date”) by and between NYMAGIC, INC., a New York corporation (together with its successors and assigns, the “Company”), and Glenn R. Yanoff (the “Executive”).
WITNESSETH:
WHEREAS, the Company and the Executive entered into an employment agreement dated April 7, 2008, effective May 1, 2008 (the “Employment Agreement”) and an award agreement under the Company’s Amended and Restated 2004 Long-Term Incentive Plan dated April 7, 2008 (the “Award Agreement”);
WHEREAS, the Company and the Executive desire to amend and restate the Employment Agreement and to terminate the Award Agreement as provided for herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:
1. Novation.
The Employment Agreement and the Award Agreement are hereby novated and are of no further force and effect, and neither the Company nor the Executive shall have any obligation to the other thereunder.
2. Term of Employment.
The term of the Executive’s employment under this Agreement shall commence on the Effective Date and end on April 30, 2013 (the “Term of Employment”), unless terminated earlier in accordance herewith. Thereafter, this Agreement may be extended with the consent of the Company and the Executive.
3. Position, Duties and Responsibilities.
(a) Generally. The Executive shall serve as President of MMO Agencies, an operating division of the Company, and for so long as he is an employee of the Company the Executive agrees to serve as a member of the board of directors of such subsidiaries of the Company as the Company shall request. The Executive shall perform such duties and responsibilities as are assigned to him from time to time by the Company’s President and Chief

Executive Officer, to whom he shall report, it being understood and agreed that the Executive’s primary role will be to continue to develop MMO Agencies as an underwriting department of the Company dedicated to producing business through the appointment of agents to represent the Company, with such agents having the authority to bind, and issue insurance on behalf of, the Company. In furtherance of such role, the Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to the position of President of MMO Agencies. In the event of termination of the Executive’s employment under this Agreement, the Executive’s membership on any of the boards of directors of any of the Company’s subsidiaries and any committees thereof shall also be terminated effective on the date of termination of the Executive’s employment.
(b) Place of Employment. The Executive’s principal place of employment shall be Delray Beach, Florida.
(c) In addition to his position as President of MMO Agencies, the Executive shall maintain his position as Executive Vice President of the Company.
4. Base Salary.
The Executive shall be paid an annualized salary, payable in accordance with the regular payroll practices of the Company, of not less than $400,000 per year (“Base Salary”), which shall be guaranteed through April 30, 2013. The Company further acknowledges that the Executive is accepting this position in reliance upon the Company guaranteeing the aforesaid Base Salary.
5. Annual Incentive Awards.
(a) The Executive shall participate in the Company’s annual incentive compensation plan with a bonus range in the amount of $0 to $300,000, and a target of $200,000.
(b) Notwithstanding the provisions of Section 5(a), the Executive shall be guaranteed an Annual Incentive Award $100,000 payable in March 2010 in respect of 2009; and, Annual Incentive Awards of $75,000 in each of March, 2011 , March, 2012 and March 2013 payable in respect of 2010 , 2011 and 2012, respectively.
6. Employee Benefit Programs.
(a) General Benefits. During the Term of Employment the Executive shall be entitled to participate in such employee benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability, profit sharing and travel accident and life insurance plans.

7. Reimbursement of Business and Other Expenses: Perquisites.
(a) The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him on a monthly basis for all such business expenses incurred in connection therewith in the prior month, subject to documentation in accordance with the Company’s policy.
8. Termination of Employment.
(a) Termination Due to Death or Disability. The Term of Employment shall be terminated immediately upon the death or disability (as such term is defined under the Company’s Long-Term Disability Plan) of the Executive. In the event the Executive’s employment with the Company is terminated due to his death or disability, the Executive, his estate or his beneficiaries, as the case may be, shall be entitled to and their sole remedies under this Agreement shall be:
(i)	Base Salary through the date of death or the commencement date of his eligibility for the Company’s long-term disability benefits (the “Commencement Date”) as the case may be, which shall be paid in a single lump sum 15 days following the Executive’s death or the Commencement Date, as the case may be;

(ii)	pro rata guaranteed Annual Incentive Award for the year in which the Executive’s death, or the Commencement Date, as the case may be, occurs, which shall be payable in a lump sum 30 days after his death or on the first day following the six-month anniversary of the Executive’s termination of employment by reason of disability;

(iii)	elimination of all restrictions on any Restricted Share Unit Grants outstanding at the time of his death, or the Commencement Date, as the case may be;

(iv)	immediate vesting of all outstanding stock options and the right to exercise such stock options as is provided in any stock option award agreement to which the Executive is a party;

(v)	immediate vesting of all outstanding Performance Compensation Awards for which target performance has been achieved through the date of death or the Commencement Date, as the case may be, payable in a lump sum in cash or stock 30 days after his death or on the first day following the six-month anniversary of the Executive’s termination of employment by reason of disability, as the case may be;

(vi)	the balance of any Annual Incentive Awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum and in accordance with the terms of such awards;

(vii)	settlement of all deferred compensation arrangements in accordance with the Executive’s duly executed Deferral Election Forms; and

(viii)	other or additional benefits then due or earned, payable in accordance with applicable plans and programs of the Company.
(b) Termination by the Company for Cause.
(i)	The Term of Employment may be terminated by the Company for Cause. “Cause” shall mean:
(A)	The Executive’s willful and material breach of Sections 9, 10 or 11;

(B)	The Executive is convicted of a felony or pleads guilty or nolo contendre to an offense that is a felony in the jurisdiction where committed;

(C)	The Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the financial condition or reputation of the Company;

(D)	The Executive’s failure to cooperate, if requested by the Company’s Board of Directors (the “Board”), with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to the Executive’s refusal to be deposed or to provide testimony at any trial or inquiry;

(E)	The Executive’s substantial and continued refusal to perform his duties; and,

(F)	The Executive’s violation of a material Company Policy.

For purposes of this Agreement, an act or failure to act on the Executive’s part shall be considered “willful” if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of the Executive.
(ii)	A termination for Cause shall not take effect unless the provisions of this subsection (ii) are complied with. The Executive shall be given written notice by the Company of its intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within thirty (30) days of the Company’s learning of such act or acts or failure or failures to act. The Executive shall have 20 days after the date that such written notice has been given to him in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Board at which the Executive is entitled to appear. Such hearing shall be held within 25 days of such notice to the Executive, provided he requests such hearing within 10 days of the written notice from the Company of the intention to terminate him for Cause. If, within five days following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.
(iii)	In the event the Company terminates the Executive’s employment for Cause, he shall be entitled to and his sole remedies under this Agreement shall be:
(A)	Base Salary through the date of the termination of his employment for Cause, which shall be paid in a single lump sum 15 days following the Executive’s termination of employment;

(B)	any Annual Incentive Awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump and in accordance with the terms of such awards; and

(C)	other or additional benefits then due or earned, payable in accordance with applicable plans or programs of the Company.
(c) Termination Without Cause. In the event the Executive’s employment with the Company is terminated without Cause (which termination shall be effective as of the date specified by the Company in a written notice to the Executive), other than due to death or disability, the Executive shall be entitled to and his sole remedies under this Agreement shall be:
(i)	Base Salary through the date of termination of the Executive’s employment, which shall be paid in a single lump sum 15 days following the Executive’s termination of employment;

(ii)	Unpaid Base Salary and Annual Incentive Awards guaranteed in accordance with Sections 4 and 5, respectively;

(iii)	elimination of all restrictions on any Restricted Share Unit Grants outstanding at the time of termination of employment;

(iv)	immediate vesting of all outstanding Performance Compensation Awards for which target performance has been achieved through the date of termination, payable on the first day following the six-month anniversary of the date of the Executive’s termination of employment;

(v)	other or additional benefits then due or earned, payable in accordance with applicable plans and programs of the Company.
A termination without “Cause” shall mean the Executive’s employment is terminated by the Company for any reason other than Cause (as defined in Section 8(b)) or due to death or disability, or the Executive’s employment is terminated by the Executive for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s prior written consent: (A) the failure of the Company to pay or cause to be paid, or to provide or cause to be provided, any part of the Executive’s compensation, benefits or perquisites when due hereunder; (B) the assignment to the Executive of duties inconsistent with the position and status of the Executive as set forth in this Agreement and/or any diminution in the nature, status or prestige of the Executive’s title, authority, responsibilities or reporting level from that set forth in this Agreement; (C) a failure by the Company to obtain from any successor, before any succession (including but not limited to stock or asset sale transaction) takes place, an agreement by the successor to fully assume and perform this Agreement and the obligations hereunder; or (D) a material breach of this Agreement by the Company; provided that the events described in clauses (A) through (D) above shall constitute Good Reason only if the Company fails to cure such event to the Executive’s reasonable satisfaction within thirty (30) days after receipt from the Executive of written notice of the event which constitutes Good Reason.
(d) Voluntary Termination. In the event of a termination of employment by the Executive on his own initiative after delivery of 10 business days advance written notice, other than a termination due to death or disability the Executive shall have the same entitlements as provided in Section 8(b) for a termination for Cause. Notwithstanding any implication to the contrary, the Executive shall not have the right to terminate his employment with the Company during the Term of Employment and any voluntary termination of employment during the Term of Employment in violation of this Agreement shall be considered a material breach.
(e) No Mitigation; No Offset. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment and, amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain.
(f) No Further Liability; Release. In the event of the Executive’s termination of employment, payment made and performance by the Company in accordance with this Section 8 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to the Executive’s rights under this Agreement. Other than payment and performance under this Section 8, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to the Executive or any other person under this Agreement in the event of the Executive’s termination of employment. The Company shall have the right to condition the payment of any severance or other amounts pursuant to this Section 8 upon the delivery by the Executive to the Company of a release in the form satisfactory to the Company releasing any and all claims the Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of this Agreement.
9. Confidentiality: Cooperation with Regard to Litigation; Non-Disparagement; Return of Company Materials.
(a) During the Term of Employment and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone or make use of any Confidential Information as that tem is defined in Section 9(c), except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that the Executive is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.
(b) During the Term of Employment and thereafter, the Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the Company’s proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, the Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such requirement.

(c) “Confidential Information” shall mean (i) all information concerning the business of the Company or any Subsidiary including information relating to any of its or their products, product development, trade secrets, agents, brokers, customers, suppliers, finances, and business plans and strategies, and (ii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the employees of the Company and the Company’s employment practices. Excluded from the definition of Confidential Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive or (B) regarding the Company’s business or industry properly acquired by the Executive in the course of his career as an executive in the Company’s industry and independent of the Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.
(d) “Subsidiary” shall mean any corporation controlled directly or indirectly by the Company.
(e) The Executive agrees to cooperate with the Company, during the Term of Employment and thereafter (including following the Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the representatives of or counsel to, the Company, or any Subsidiary as requested; provided, however that the same does not materially interfere with his then current professional activities. The Company agrees to reimburse the Executive on a monthly basis for all expenses actually incurred in the prior month in connection with his provision of testimony or assistance.
(f) The Executive agrees that, during the Term of Employment and thereafter (including following the Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term of Employment and thereafter (including following the Executive’s termination of employment for any reason) the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage the Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.
(g) Upon any termination of employment, the Executive agrees to deliver to the Company any Company property and any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information that are held by the Executive and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied in any tangible medium of expression.

10. Protection of the Company’s Business.
(a) The Executive recognizes that the guaranteed bonuses provided for in Section 5(b) are an integral portion of the consideration to be paid by the Company to the Executive.
(b) The Executive recognizes the Company’s legitimate interest in protecting, for a reasonable period of time following the termination of the Executive’s employment, the accounts of MMO Agencies, Inc. and the accounts of the Company with which the Executive will be associated during his employment. Accordingly, the Executive understands and agrees that for a period of two (2) years following the termination of his employment for any reason, except for termination without Cause as defined in Section 8(b) or by the Executive for Good Reason as defined in Section 8(c), he will not, directly or indirectly, (i) solicit, serve, sell to, divert, receive or otherwise handle insurance-related business with any individual, partnership, corporation or association that (A) is, or during the two-year period immediately preceding such termination, was an agent, client, customer or account of MMO Agencies, Inc. or of the Company’s with which the Executive was associated during his employment, or (B) is a person who has received a written proposal or solicitation from MMO Agencies, Inc. in the two (2) years immediately preceding such termination; or (ii) solicit, place, market, accept, aid, counsel or consult in the underwriting, renewal, discontinuance or replacement of any insurance (including self-insurance) by, or handle self-insurance programs, insurance claims, risk management services or other insurance administrative or service functions for, any account of MMO Agencies, Inc. or of the Company’s for which he performed any of the foregoing functions during the two-year period immediately preceding such termination.
(c) For purposes of Sections 9 and 10 all references to “the Company” shall be deemed to include NYMAGIC, INC. and its Subsidiaries. For the purposes of the covenants set forth in this Section 10, the words “directly or indirectly” as they modify a prohibited activity shall include acting as an agent, representative or employee of any enterprise, which so acts, and includes any direct or indirect participation in such acting enterprise as a material creditor, owner, lender, partner, limited partner, joint venture, or stockholder, except as a stockholder holding less than a one percent (1%) interest in a corporation whose shares are traded on a national securities exchange or quoted on Nasdaq. To the extent that the covenants set forth in this Section 10, or any word, phrase, clause, or sentence thereof (including any geographical or temporal restrictions contained in such covenants) shall be found to be illegal or unenforceable for any reason, such word, clause, phrase or sentence shall be modified or deleted in such a manner so as to afford the Company fullest protection commensurate with making the covenant, as modified, legal and enforceable under applicable laws, and the balance of the covenants, or parts thereof, shall not be affected thereby, the balance being construed as severable and independent.
11. Non-solicitation of Employees.

During the period beginning with the Effective Date and ending two (2) years following the termination of the Executive’s employment, the Executive shall not induce employees of the Company or any Subsidiary to terminate their employment; provided, however, that the foregoing shall not be construed to prevent the Executive from engaging in generic nontargeted advertising for employees generally. During such period, the Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 180 days of such intended hiring.
12. Remedies.
In addition to whatever other rights and remedies the Company may have at equity or in law, if the Executive breaches any of the provisions contained in Sections 9, 10 or 11 above, the Company (a) shall have its rights under Section 8, (b) shall have the right to immediately terminate all payments and benefits due under this Agreement and (c) shall have the right to seek injunctive relief. The Executive acknowledges that such a breach of Sections 9, 10 or 11 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent the Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 9, 10 or 11 has occurred.
13. Resolution of Disputes.
Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement shall be resolved by binding arbitration to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association; provided, however, that applications for injunctive relief arising under or in connection with Sections 9, 10 and 11 shall be submitted to the federal or state courts in the State of New York. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
14. Indemnification.
(a) Company Indemnity. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board or, if greater, by the laws of the State of New

York against all cost, expense, liability and loss (including, without limitation, attorney’s fees) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.
The Executive represents that he is not a party to any agreement that purports to restrict or restrain in any manner whatsoever his employment or ability to work, except for his Employment Agreement with Arthur J. Gallagher & Co. dated September, 2004 (the “Gallagher Agreement”), a true and complete copy of which he has provided to the Company, and the Company acknowledges and agrees that the indemnity contained herein shall extend to any Proceeding related to the Executive’s alleged breach of the Gallagher Agreement, including (but not limited to) Section 8 thereof.
(b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 14(a) that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.
(c) Deferred Compensation Indemnity. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In the event that any tax, interest or penalties are imposed on Executive as a result of any failure to comply with Code Section 409A or Executive is subject to any other losses as a result thereof, the Company shall, consistent with this paragraph, defend, indemnify and hold harmless Executive therefrom.
15. Effect of Agreement on Other Benefits.
Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict the Executive’s participation in any other employee benefit or other plans or programs in which he currently participates.
16. Assignability: Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Company and to the Executive and their respective heirs, successors and assigns, except that the Executive shall not have the right to delegate his obligations hereunder or to assign his rights hereunder or any interest herein except those rights and obligations that are the subject of Section 21, which may be assigned or transferred. The Company and the Executive acknowledge and agree that this Agreement shall be assigned or transferred in connection with the merger, consolidation, sale, or transfer of all, or substantially all, of the assets of the Company.
17. Representation.
The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.
18. Entire Agreement.
This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.
19. Amendment or Waiver.
No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.
20. Severability.
In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
21. Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.
22. Governing Law/Jurisdiction.
This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws. Subject to Section 13, the Company and the Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for the Southern District of New York or (ii) any of the courts of the State of New York. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.
23. Notices.
Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:
If to the Company:
Paul J. Hart
General Counsel
NYMAGIC, INC.
919 Third Avenue, 10th Floor
New York, New York 10022
If to the Executive:
Glenn R. Yanoff
7539 Isla Verde Way
Delray Beach, Fl 33446
24. Headings and Construction.
The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. For purposes of this Agreement, the term “termination” when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Code.

25. Counterparts.
This Agreement may be executed in two or more counterparts.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

NYMAGIC, INC.
By:	/s/ A. George Kallop
	Name:	A. George Kallop
	Title:	President and Chief Executive Officer

THE EXECUTIVE
/s/ Glenn R. Yanoff
Glenn R. Yanoff